Exhibit 99.1

ULTA BEAUTY ANNOUNCES THIRD QUARTER FISCAL 2024 RESULTS

Net Sales of $2.53 Billion Compared to $2.49 Billion in the Year-Ago Quarter

Comparable Sales Increased 0.6%

Net Income of $242.2 Million or $5.14 Per Diluted Share

Bolingbrook, IL – December 5, 2024 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“third quarter”) and thirty-nine-week period (“first nine months”) ended November 2, 2024 compared to the same periods ended October 28, 2023.

	13 Weeks Ended		39 Weeks Ended
	November 2,	October 28,	November 2,	October 28,
(Dollars in millions, except per share data)	2024	2023	2024	2023
Net sales	$2,530.1	$2,488.9	$7,808.0	$7,653.0
Comparable sales (1)	0.6%	4.5%	0.3%	7.3%
Gross profit (as a percentage of net sales)	39.7%	39.9%	39.1%	39.7%
Selling, general and administrative expenses	$682.3	$661.4	$1,993.0	$1,874.2
Operating income (as a percentage of net sales)	12.6%	13.1%	13.4%	15.2%
Diluted earnings per share	$5.14	$5.07	$16.93	$17.99
New store openings, net	26	12	52	19

(1)	Comparable sales are calculated based on the comparable 13 and 39 calendar weeks in the current and prior year.

“The Ulta Beauty team delivered better-than-expected sales and profitability reflecting improved sales trends and strong financial discipline. I am proud of the progress we’ve made and encouraged by early signs that our efforts to reinforce our market position and drive improved performance are gaining traction. As we look to the remainder of fiscal 2024, we are focused on executing with excellence across our key initiatives to deliver in a dynamic environment,” said Dave Kimbell, chief executive officer. “We remain confident that our model and strategies will drive long-term profitable growth and share leadership by enhancing our position as the destination for beauty enthusiasts for a lifetime.”

Third Quarter of Fiscal 2024 Compared to Third Quarter of Fiscal 2023

●	Net sales increased 1.7% to $2.53 billion compared to $2.49 billion, primarily due to new store contribution, partially offset by a decline in other revenue.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 0.6% compared to an increase of 4.5%, driven by a 0.5% increase in transactions and a 0.1% increase in average ticket.
●	Gross profit was $1.0 billion compared to $992.1 million. As a percentage of net sales, gross profit decreased to 39.7% compared to 39.9%, primarily due to deleverage of store and supply chain fixed costs and lower other revenue, partially offset by favorable channel mix and lower inventory shrink.
●	Selling, general and administrative (SG&A) expenses were $682.3 million compared to $661.4 million. As a percentage of net sales, SG&A expenses increased to 27.0% compared to 26.6%, primarily due to deleverage of store payroll and benefits, and corporate overhead, primarily due to strategic investments, partially offset by lower incentive compensation.
●	Operating income was $318.5 million, or 12.6% of net sales, compared to $327.2 million, or 13.1% of net sales.
●	The tax rate was 24.4% compared to 24.3%.
●	Net income was $242.2 million compared to $249.5 million.
●	Diluted earnings per share was $5.14 compared to $5.07.

First Nine Months of Fiscal 2024 Compared to First Nine Months of Fiscal 2023

●	Net sales increased 2.0% to $7.8 billion compared to $7.7 billion, primarily due to new store contribution and growth in other revenue.
●	Comparable sales increased 0.3% compared to an increase of 7.3%, driven by a 0.3% increase in average ticket.
●	Gross profit was $3.1 billion compared to $3.0 billion. As a percentage of net sales, gross profit decreased to 39.1% compared to 39.7%, primarily due to lower merchandise margin, partially offset by deleverage of store fixed costs.
●	SG&A expenses were $2.0 billion compared to $1.9 billion. As a percentage of net sales, SG&A expenses increased to 25.5% compared to 24.5%, primarily due to deleverage of corporate overhead due to strategic investments and deleverage of store payroll and benefits and store expenses, partially offset by lower incentive compensation.
●	Operating income was $1.0 billion, or 13.4% of net sales, compared to $1.2 billion, or 15.2% of net sales.
●	The tax rate was 23.9% compared to 23.7%.
●	Net income was $807.8 million compared to $896.6 million.
●	Diluted earnings per share was $16.93, including a $0.10 benefit due to income tax accounting for stock-based compensation, compared to $17.99, including a $0.14 benefit due to income tax accounting for stock-based compensation.

Balance Sheet

Cash and cash equivalents at the end of the third quarter of fiscal 2024 totaled $177.8 million.

Merchandise inventories, net at the end of the third quarter of fiscal 2024 increased 1.9% to $2.4 billion compared to $2.3 billion at the end of the third quarter of fiscal 2023. The increase was primarily due to the addition of 63 net new stores since October 28, 2023.

Short-term debt at the end of the third quarter of fiscal 2024 was $199.7 million compared to $195.4 million at the end of the third quarter of fiscal 2023, as the Company drew on its revolving credit facility to support ongoing capital allocation priorities, including share repurchases and capital expenditures, and merchandise inventory growth.

Share Repurchase Program

During the third quarter of fiscal 2024, the Company repurchased 731,458 shares of its common stock at a cost of $267.0 million. During the first nine months of fiscal 2024, the Company repurchased 1.9 million shares of its common stock at a cost of $764.5 million. As of November 2, 2024, $2.9 billion remained available under the $3.0 billion share repurchase program announced in October 2024.

Store Update

During the third quarter of fiscal 2024, the Company opened 28 new stores, remodeled 27 stores, and closed two stores. During the first nine months of fiscal 2024, the Company opened 57 new stores, relocated two stores, remodeled 36 stores, and closed five stores. At the end of the third quarter of fiscal 2024, the Company operated 1,437 stores totaling 15.0 million square feet.

Fiscal 2024 Outlook

For fiscal 2024, the Company plans to:

	Prior FY24 Outlook	Updated FY24 Outlook
Net sales	$11.0 billion to $11.2 billion	$11.1 billion to $11.2 billion
Comparable sales	(2%) to 0%	(1%) to 0%
New stores, net	60-65	no change
Remodel and relocation projects	40-45	no change
Operating margin	12.7% to 13.0%	12.9% to 13.1%
Diluted earnings per share	$22.60 to $23.50	$23.20 to $23.75
Share repurchases	approximately $1 billion	no change
Interest income	approximately $13 million	$13 million to $14 million
Effective tax rate	approximately 24%	no change
Capital expenditures	$400 million to $450 million	$400 million to $425 million
Depreciation and amortization expense	$265 million to $270 million	no change

Conference Call Information

A conference call to discuss third quarter of fiscal 2024 results is scheduled for today, December 5, 2024 at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts who are interested in participating in the call are invited to dial (877) 704-4453. Participants may also listen to a real-time audio webcast of the conference call by visiting the Investor Relations section of the Company’s website located at https://www.ulta.com/investor. A replay will be made available online approximately two hours following the live call for a period of 30 days.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest specialty U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty. All in One Place®. Today, Ulta Beauty operates 1,437 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the Company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	macroeconomic conditions, including inflation, elevated interest rates and recessionary concerns, as well as continuing labor cost pressures, and transportation and shipping cost pressures, have had, and may continue to have, a negative impact on our business, financial condition, profitability, and cash flows (including future uncertain impacts);
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of macroeconomic conditions and geopolitical events;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (the replacement of our enterprise resource planning platform), and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility of significant interruptions in the operations of our distribution centers, fast fulfillment centers, and market fulfillment centers;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems, including our Ulta.com website and mobile applications;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;

●	changes in the good relationships we have with our brand partners, our ability to continue to obtain sufficient merchandise from our brand partners, and/or our ability to continue to offer permanent or temporary exclusive products of our brand partners;
●	our ability to effectively manage our inventory and protect against inventory shrink;
●	changes in the wholesale cost of our products and/or interruptions at our brand partners’ or third-party vendors’ operations;
●	epidemics, pandemics or natural disasters, which could negatively impact sales;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;
●	a decline in operating results which could lead to asset impairment and store closure charges; and
●	other risk factors detailed in the Company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended February 3, 2024, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The Company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Crystal Carroll

Senior Director, Public Relations

ccarroll@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	November 2,		October 28,
	2024		2023
	(Unaudited)		(Unaudited)
Net sales	$2,530,100	100.0%	$2,488,933	100.0%
Cost of sales	1,524,456	60.3%	1,496,866	60.1%
Gross profit	1,005,644	39.7%	992,067	39.9%

Selling, general and administrative expenses	682,259	27.0%	661,380	26.6%
Pre-opening expenses	4,883	0.2%	3,460	0.1%
Operating income	318,502	12.6%	327,227	13.1%
Interest income, net	(1,674)	(0.1%)	(2,497)	(0.1%)
Income before income taxes	320,176	12.7%	329,724	13.2%
Income tax expense	77,997	3.1%	80,241	3.2%
Net income	$242,179	9.6%	$249,483	10.0%

Net income per common share:
Basic	$5.16		$5.09
Diluted	$5.14		$5.07

Weighted average common shares outstanding:
Basic	46,928		49,007
Diluted	47,092		49,226

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	39 Weeks Ended
	November 2,		October 28,
	2024		2023
	(Unaudited)		(Unaudited)
Net sales	$7,808,035	100.0%	$7,653,005	100.0%
Cost of sales	4,754,434	60.9%	4,612,469	60.3%
Gross profit	3,053,601	39.1%	3,040,536	39.7%

Selling, general and administrative expenses	1,992,993	25.5%	1,874,201	24.5%
Pre-opening expenses	11,957	0.2%	5,396	0.1%
Operating income	1,048,651	13.4%	1,160,939	15.2%
Interest income, net	(13,100)	(0.2%)	(14,294)	(0.2%)
Income before income taxes	1,061,751	13.6%	1,175,233	15.4%
Income tax expense	253,903	3.3%	278,597	3.6%
Net income	$807,848	10.3%	$896,636	11.7%

Net income per common share:
Basic	$17.00		$18.08
Diluted	$16.93		$17.99

Weighted average common shares outstanding:
Basic	47,519		49,592
Diluted	47,710		49,846

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	November 2,	February 3,	October 28,
	2024	2024	2023
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$177,782	$766,594	$121,811
Receivables, net	213,621	207,939	202,868
Merchandise inventories, net	2,365,186	1,742,136	2,321,306
Prepaid expenses and other current assets	135,514	115,598	117,282
Prepaid income taxes	62,759	4,251	28,773
Total current assets	2,954,862	2,836,518	2,792,040

Property and equipment, net	1,264,419	1,182,335	1,117,874
Operating lease assets	1,619,055	1,574,530	1,578,316
Goodwill	10,870	10,870	10,870
Other intangible assets, net	281	510	591
Deferred compensation plan assets	48,872	43,516	38,371
Other long-term assets	60,127	58,732	56,946
Total assets	$5,958,486	$5,707,011	$5,595,008

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$593,219	$544,001	$597,373
Accrued liabilities	333,463	382,468	405,443
Deferred revenue	405,040	436,591	350,937
Current operating lease liabilities	284,985	283,821	287,786
Accrued income taxes	—	11,310	—
Short-term debt	199,700	—	195,400
Total current liabilities	1,816,407	1,658,191	1,836,939

Non-current operating lease liabilities	1,656,317	1,627,271	1,616,747
Deferred income taxes	91,729	85,921	56,874
Other long-term liabilities	65,024	56,300	55,906
Total liabilities	3,629,477	3,427,683	3,566,466

Commitments and contingencies

Total stockholders’ equity	2,329,009	2,279,328	2,028,542
Total liabilities and stockholders’ equity	$5,958,486	$5,707,011	$5,595,008

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	November 2,	October 28,
	2024	2023
	(Unaudited)	(Unaudited)
Operating activities
Net income	$807,848	$896,636
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	197,075	181,273
Non-cash lease expense	235,950	232,772
Deferred income taxes	5,808	1,528
Stock-based compensation expense	27,691	33,477
Loss on disposal of property and equipment	7,280	6,310
Change in operating assets and liabilities:
Receivables	(5,682)	(3,446)
Merchandise inventories	(623,050)	(717,855)
Prepaid expenses and other current assets	(19,916)	12,964
Income taxes	(69,818)	9,535
Accounts payable	54,210	41,817
Accrued liabilities	(45,777)	(34,955)
Deferred revenue	(31,551)	(43,740)
Operating lease liabilities	(250,267)	(248,469)
Other assets and liabilities	12,240	(9,836)
Net cash provided by operating activities	302,041	358,011

Investing activities
Capital expenditures	(300,536)	(311,030)
Other investments	(6,108)	(4,870)
Net cash used in investing activities	(306,644)	(315,900)

Financing activities
Borrowings from credit facility	199,700	195,400
Repurchase of common shares	(765,384)	(840,551)
Stock options exercised	9,200	9,302
Purchase of treasury shares	(23,566)	(22,328)
Debt issuance costs	(4,159)	—
Net cash used in financing activities	(584,209)	(658,177)

Net decrease in cash and cash equivalents	(588,812)	(616,066)
Cash and cash equivalents at beginning of period	766,594	737,877
Cash and cash equivalents at end of period	$177,782	$121,811

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2024	quarter	quarter	quarter	end of the quarter
1st Quarter	1,385	12	2	1,395
2nd Quarter	1,395	17	1	1,411
3rd Quarter	1,411	28	2	1,437

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2024	the quarter	quarter	during the quarter	quarter
1st Quarter	14,515,593	114,786	15,615	14,614,764
2nd Quarter	14,614,764	178,624	10,800	14,782,588
3rd Quarter	14,782,588	258,320	20,083	15,020,825

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	November 2,	October 28,
	2024	2023
Cosmetics	41%	42%
Skincare	23%	22%
Haircare	20%	21%
Fragrance	10%	9%
Services	4%	4%
Other	2%	2%
	100%	100%

	39 Weeks Ended
	November 2,	October 28,
	2024	2023
Cosmetics	41%	42%
Skincare	24%	22%
Haircare	19%	21%
Fragrance	10%	9%
Services	4%	4%
Other	2%	2%
	100%	100%

Certain sales departments were reclassified between categories in the prior year to conform to current year presentation, including moving the bath category from Fragrance to Skincare.